# ARTICLES OF INCORPORATION
# OF
# E-WASTE CORP.

The undersigned, a natural person competent to contract, does hereby make, subscribe and file these Articles of Incorporation for the purpose of organizing a corporation under the laws of the State of Florida.

## ARTICLE I
## CORPORATE NAME

The name of this Corporation shall be: E-WASTE CORP.

## ARTICLE II
## PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 520 Stokes Road, Suite C1, Medford NJ. 08055

## ARTICLE III
## NATURE OF CORPORATE BUSINESS AND POWERS

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

## ARTICLE IV
## CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (two hundred and fifty million) 250,000,000 shares of Common Stock, par value $.0001 per share.

## ARTICLE V
## TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE VI
REGISTERED AGENT AND
INITIAL REGISTERED OFFICE IN FLORIDA

The Registered Agent and the street address of the initial Registered Office of this Corporation in the State of Florida shall be: Diane J. Harrison, Harrison Law, P.A. 6860 Gulfport Blvd. S. No. 162 South Pasadena, Florida 33707 (941) 723-7564 (941) 531-4935 Fax

ARTICLE VII
BOARD OF DIRECTORS

This corporation shall have one (1) Director initially.

Mr. John Maute
520 Stokes Road
Suite C1
Medford, NJ. 08055

ARTICLE VIII
INCORPORATOR

The name address of the person signing these Articles of Incorporation as the Incorporator is Mr. John Maute, 520 Stokes Road, Suite C1, Medford, NJ. 08055

to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX
AFFILIATED TRANSACTIONS

This Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

ARTICLE X
CONTROL SHARE ACQUISITIONS

This Corporation expressly elects to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

IN WITNESS WHEREOF, the undersigned Incorporator has executed the foregoing Articles of Incorporation on the th day of January, 14 2012.

Mr. John Maute, Incorporator

## CERTIFICATE DESIGNATING REGISTERED AGENT AND OFFICE FOR SERVICE FOR PROCESS

E-WASTE CORP.,a corporation existing under the laws of the State of Florida with its principal office and mailing address at 520 Stokes Road, Suite C1, Medford, NJ 08055 , has named Diane J. Harrison, Harrison Law, P.A. whose address is 6860 Gulfport Blvd. S. No. 162 South Pasadena, Florida 33707 as its agent to accept services of process within the State of Florida.

ACCEPTANCE:

Having been named to accept service of process for the above-named Corporation, at the place designated in this Certificate, I hereby accept the appointment as Registered Agent, and agree to comply with all applicable provisions of law. In addition, I hereby am familiar with and accept the duties and responsibilities as Registered Agent for said Corporation.

Diane J. Harrison

Diane J. Harrison, Harrison Law P.A.